Exhibit 99.1

Lime Energy Co. Announces Board of Director and Executive Management Change

John O’Rourke to be President and Chief Executive Officer

ELK GROVE VILLAGE, IL, May 23, 2011—Lime Energy Co. (NASDAQ: LIME), a leading provider of energy efficiency and renewable energy solutions, today announced changes to its Executive Management team and Board of Directors.  John O’Rourke has been elected President and Chief Executive Officer of the company, David Asplund has been elected Executive Chairman of the Board, Richard Kiphart has been appointed Lead Director and Dan Parke will become an independent Advisor to the Company while remaining on the Board of Directors.

“This is a very exciting new chapter in the evolution of Lime Energy and is a direct result of our rapid growth,” stated David Asplund, Executive Chairman.  “These changes are being made to streamline the leadership and management of our organization to improve integration, efficiency and cost savings.  Like many successful growth companies, there comes a time for the founders to pass the leadership to new management to take the company to the next level.  John has been our Chief Operating Officer now for over two years and is well qualified for his new role.  He has been instrumental in developing our organizational and strategic plans, hiring and supporting numerous key personnel, and building new businesses for Lime in key markets, including our very successful utility program management business.  John has accomplished all of this while driving revenue and profitability in our existing business units.  I look forward to continuing to work closely with John and am highly confident that he, with the support of the entire Lime team, will continue to leverage the platform we’ve built to achieve our ultimate objective of sustainable profitability” concluded Mr. Asplund.

John O’Rourke has 25 years of diverse industry experience which has helped guide Lime through tremendous growth, increased profitability and diversification of services and markets.  His experience includes executive leadership roles in several of the energy services industry’s leading firms.  Prior to joining Lime, Mr. O’Rourke was President and CEO of Applied Energy Management (AEM), an energy services firm with a 25-year track record.  During his five years at the helm of AEM, he navigated the company through dramatic organic growth and a series of strategic acquisitions which culminated with the merger of AEM and Lime Energy.  Previously, Mr. O’Rourke directed the construction management division of Xenergy, Inc, and oversaw the Mid-Atlantic Region for Energy Investments, a Boston-based energy engineering and energy services company.  He developed and managed the engineering and operations platform for DukeSolutions, a Duke Energy unregulated subsidiary company.  In this role he helped lead DukeSolutions become one of the nation’s leading Energy Services Company, prior to their acquisition by Ameresco.  Mr. O’Rourke currently serves on the Board of the National Association of Energy Services Companies (NAESCO), and is active in the industry as an advocate for energy efficiency and renewable energy.

“I am honored and excited about my new role in leading our company forward,” stated John O’Rourke, Chief Executive Officer.  “I look forward to building upon our unique position, the maturity of our platform and our long history of being a trusted energy partner to our clients in order to drive shareholder value.  The dramatic transition in the energy industry is driving extraordinary innovation and growth in the Clean Energy space, creating an unprecedented opportunity for energy efficiency and renewable energy companies. Lime’s investment in a platform of diverse capabilities and geographic reach has made us an ideal choice for organizations implementing clean energy strategies in response to policy shifts and sustainability initiatives,” concluded Mr. O’Rourke.

About Lime Energy Co.

Lime Energy is a leading provider of energy efficiency solutions. Our services include integrated energy engineering, consulting and implementation of solutions which enable our customers to reduce their facilities’ energy consumption, lower their operating and maintenance costs and reduce their carbon footprint. We focus on solutions which include lighting, mechanical and electrical upgrade services, water conservation, weatherization and renewable project development and implementation. We provide these solutions to the commercial and industrial markets, utilities, energy service companies (ESCOs) and the government sector across a wide range of facilities including high-rise office buildings, manufacturing plants, retail sites, mixed use complexes and large government sites. The company’s stock is traded on NASDAQ under the symbol LIME. Additional information is available at the company’s website at www.lime-energy.com or by calling 847-437-1666.

Lime Energy Investor Relations

Glen Akselrod, Bristol Capital Ltd.

Telephone 905-326-1888

E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.